This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.

Date - February 14, 2014

Legg Mason Investment Counsel, LLC

By	/s/ Michael Scanlon
/s/ Michael Scanlon, Sr. Managing Attorney & Chief Compliance Officer

Legg Mason Investment Counsel & Trust Co, NA

By	/s/ Michael Scanlon
/s/ Michael Scanlon, Sr. Managing Attorney & Chief Compliance Officer